UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 25, 2016

Rouse Properties, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-35287 (Commission File Number)	90-0750824 (IRS Employer Identification No.)

1114 Avenue of the Americas, Suite 2800 New York, New York (Address of principal executive offices)	10036 (Zip Code)

Registrant’s telephone number, including area code: (212) 608-5108

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                        Entry into a Material Definitive Agreement.

On February 25, 2016, Rouse Properties, Inc. (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, BSREP II Retail Pooling LLC, a Delaware limited liability company (“Parent”), BSREP II Retail Holdings Corp., a Delaware corporation and a wholly owned subsidiary of Parent (“Acquisition Sub”), and, solely for the purposes stated therein, Brookfield Strategic Real Estate Partners II-A L.P., a Delaware limited partnership, Brookfield Strategic Real Estate Partners II-A (ER) L.P., a Delaware limited partnership, Brookfield Strategic Real Estate Partners II-B L.P., a Delaware limited partnership, Brookfield Strategic Real Estate Partners II-C L.P., a Delaware limited partnership, Brookfield Strategic Real Estate Partners II-C (ER) L.P., a Delaware limited partnership, and Brookfield Strategic Real Estate Partners BPY Borrower L.P., a Delaware limited partnership (collectively, the “Guarantors”).

The Merger Agreement provides for, among other things, the acquisition of the Company by Parent through a series of transactions consisting of: (i) after satisfaction or waiver of all closing conditions, an exchange (the “Exchange”) by stockholders of the Company that are affiliated with Brookfield Asset Management, Inc. (“BAM”) that in the aggregate hold approximately 33% of the outstanding shares of the Company’s common stock, par value $0.01 per share (the “Company Common Stock”) (the “Exchange Parties”) for new shares of Series I Preferred Stock of the Company (“Series I Preferred Stock”); (ii) on the next business day, if applicable, certain transactions (“Requested Transactions”) that Parent may request between signing and closing, including a sale of all or substantially all the partnership interests and/or assets of Rouse Properties LP (the “Operating Partnership”) and a payment of an extraordinary cash dividend (in an amount to be determined by Parent in its discretion) to the holders of Company Common Stock (the “Closing Dividend”); and (iii) on the second business day after the Exchange, the merger of Acquisition Sub with and into the Company, with the Company surviving the merger as the Surviving Corporation (the “Merger”).

Through the Closing Dividend and the Merger, each holder of Company Common Stock, other than the Exchange Parties, will receive $18.25 in cash per share, without interest thereon, at the closing of the transactions contemplated by the Merger Agreement (the “Transactions”).  In connection with the closing, each option to purchase Company Common Stock that remains outstanding as of immediately prior to the effective time of the Merger will become vested (if then unvested) in full and cancelled, and each holder thereof will be entitled to receive in respect of such option an amount in cash (without interest) equal to the number of shares of Company Common Stock subject to such option multiplied by the difference between $18.25 and per share exercise price of such option.  Also in connection with the closing, each share of Company Common Stock that is subject to vesting or forfeiture conditions (“Company Restricted Stock”) that remains outstanding immediately prior to the effective time of the Merger will be cancelled, and each holder thereof will be entitled to receive $18.25 in cash per share of Company Restricted Stock, without interest thereon.

The Merger Agreement does not contain a financing condition, and Parent has represented that it has or will have at closing sufficient funds to enable Parent to consummate the Transactions and to pay related fees and expenses.

A special committee consisting of members of the Board of Directors of the Company (the “Board of Directors”), other than the representatives of Brookfield on the Board of Directors (the “Special Committee”), unanimously determined that the Merger Agreement and the Transactions, including the Merger, were advisable and in the best interests of the Company and its stockholders, and recommended that the Company’s Board of Directors approve the Merger Agreement and the Transactions, including the Merger, and that the Company’s stockholders vote for the adoption of the Merger Agreement. The Board of Directors, other than the representatives of Brookfield on the Board of Directors, upon the

Special Committee’s recommendation, unanimously determined that the Merger Agreement and the Transactions, including the Merger, were advisable and in the best interests of the Company and its stockholders and approved the Merger Agreement and the Transactions, including the Merger, and recommended that the Company’s stockholders vote for the adoption of the Merger Agreement.

On a date to be announced, the stockholders of the Company will be asked to vote on the Merger Agreement at a special stockholders meeting.  The closing of the Merger is subject to a condition that the Merger Agreement has been adopted, and the sale of all or substantially all of the partnership interests held by the Company in the Operating Partnership pursuant to the Requested Transactions has been approved, in each case by the affirmative vote of (i) holders of a majority of the outstanding shares of Company Common Stock and (ii) holders of a majority of the outstanding shares of Company Common Stock not beneficially owned by Parent or any of its affiliates (including Brookfield Property Partners L.P. and its affiliates).  Completion of the Merger is also subject to certain customary conditions, including no court or government orders enjoining or restraining the Transactions, receipt by Parent of a legal opinion in respect of the Company’s REIT status, and since the date of the Merger Agreement, there not having been any Company Material Adverse Effect (as defined in the Merger Agreement), and no event having occurred or circumstance existing that, in combination with any other events or circumstances, would reasonably be expected to have or result in a Company Material Adverse Effect.  Each party’s obligation to complete the Merger is also subject to additional conditions, including the other party’s compliance with the covenants and agreements contained in the Merger Agreement in all material respects and the material accuracy of the other party’s representations and warranties contained in the Merger Agreement.  The Transactions are expected to close in the third quarter of 2016.

The Merger Agreement contains a “no-shop” provision in which the Company may not solicit any transaction that would result in acquisition of more than a 20% of the Company or its assets.  However, prior to receipt of the required stockholder approvals, the Company may consider any unsolicited, bona fide proposal that is or is reasonably likely to lead to a “Superior Proposal”, which is generally limited to those proposals for an acquisition of a majority of the Company or its assets that the Special Committee determines in good faith, after consultation with its financial advisor and outside legal counsel, is more favorable from a financial point of view to the Company’s stockholders than the Transactions. As previously reported on January 19, 2016, the Company and BAM entered into a standstill agreement on January 18, 2016, pursuant to which BAM agreed that neither it nor certain of its affiliates will, other than pursuant to a written agreement with the Company, acquire beneficial ownership (broadly defined) of any additional shares of the Company Common Stock prior to March 4, 2016.  The Merger Agreement does not prohibit the Company from implementing a shareholder rights plan that would restrict BAM or its affiliates from acquiring additional shares of Company Common Stock, provided that the execution, delivery and performance of the Merger Agreement and consummation of the Transactions will not trigger the rights plan.

The Special Committee may change its recommendation, as discussed below, or terminate the Merger Agreement to enter into an agreement with respect to a Superior Proposal prior to receipt of the required stockholder approvals if the Special Committee determines in good faith, after consulting with and receiving advice from outside counsel, that failure to change its recommendation would be inconsistent with its fiduciary duties under Delaware law, and a four-business day period has elapsed during which Parent is given the opportunity to match the Superior Proposal. During this period, the Company is obligated to negotiate in good faith with Parent any revisions to the Merger Agreement that are proposed by Parent. Any material changes to the terms of the Superior Proposal will begin a new match right period of two business days.

The Special Committee must recommend adoption of the Merger Agreement to the Company’s stockholders unless the Company receives a Superior Proposal or there occurs an Intervening Event and the Special Committee determines, after consulting with and receiving advice from outside counsel, that failure to change its recommendation would be inconsistent with its fiduciary duties under Delaware law. An “Intervening Event” is a material event, development or change in circumstances that occurs or arises after the date of the Merger Agreement (but does not relate to a competing acquisition proposal) that was not known to the Company on the date of the Merger Agreement and becomes known to the Company prior to receipt of the required stockholder approvals and did not result from or arise out of the announcement or pendency of the Merger Agreement.  An Intervening Event would generally not include a change in, or an event or condition generally affecting, the industry in which the Company operates that has not had or would not reasonably be expected to have a disproportionate effect on the Company. The Company must give Parent at least four business days’ notice before a making a change of recommendation, and in determining whether to change its recommendation, must take into account any changes to the Merger Agreement proposed by Parent.

The Merger Agreement also contains certain termination rights for both the Company and Parent and provides that the Company will be required to pay to Parent a termination fee of $40,000,000 (net of any transaction expenses of Parent reimbursed by the Company) if (i) the Company terminates the Merger Agreement and, substantially concurrently therewith, enters into a definitive agreement for a Superior Proposal, (ii) a “Triggering Event” occurs, which generally means that the Company Board or the Special Committee changes, withholds or fails to publicly affirm its recommendation that stockholders approve the Transactions, or the Company materially breaches its “no-shop” obligations or obligations with respect to holding the stockholders meeting, or (iii) (A) the Merger Agreement is terminated because the closing does not occur by October 31, 2016, the required stockholder approvals of the Transactions are not received or the Company materially breaches the Merger Agreement, (B) following the date of the Merger Agreement, a competing acquisition proposal is publicly announced and not publicly withdrawn and (C) within 12 months following such termination of the Merger Agreement, a competing acquisition proposal is consummated or the Company enters into a definitive agreement for a competing acquisition proposal during such 12-month period which is thereafter consummated.

Parent and the Company have also agreed to reimburse the other party’s transaction expenses if  Parent or the Company, as applicable, materially breaches the Merger Agreement.

The Guarantors have guaranteed Parent’s and Acquisition Sub’s obligations under the Merger Agreement, including Parent’s and Acquisition Sub’s payment and post-closing indemnification obligations.

The Merger Agreement contains representations and warranties customary for transactions of this type.  In addition to the no-shop and other covenants described above, the Company has agreed to various other customary covenants and agreements, including agreements to conduct its business in the ordinary course during the period between the execution of the Merger Agreement and the closing of the Transactions.  The Company also agreed to not declare, set aside, authorize, make or pay, during the period between the execution of the Merger Agreement and the closing of the Transactions, any dividend or other distribution, other than the Closing Dividend and any dividends required to maintain the Company’s REIT status.

In connection with the Merger Agreement, the Company and the Exchange Parties entered into a Voting Agreement (the “Voting Agreement”) on February 25, 2016, pursuant to which, among other things, the Exchange Parties agreed to vote all their shares of Company Common Stock (i) in favor of the approval and adoption of the Merger Agreement, (ii) in favor of the approval of the Transactions and any other matter that is required to facilitate the Transactions and (iii) against certain actions that would compete or conflict with, or have an adverse effect on the consummation of the Transactions.

Also in connection with the Merger Agreement, the Company and the Exchange Parties entered into a Series I Preferred Stock Exchange Agreement (the “Exchange Agreement”) on February 25, 2016, pursuant to which, among other things, the Company and the Exchange Parties agreed to consummate, on the terms and subject to the conditions thereof, the Exchange.

On February 25, 2016, in connection with the the Merger Agreement, Brookfield Asset Management Inc. (“BAM”) entered into a letter agreement (the “Letter Agreement”) with the Company, pursuant to which, among other things, BAM agreed, to the extent legally required, to file (along with certain of its affiliates) a Rule 13E-3 transaction statement on Schedule 13E-3 with the Securities and Exchange Commission.

On February 25, 2016, the Company issued a press release announcing the execution of the Merger Agreement. A copy of the press release is attached to this Current Report on Form 8-K as Exhibit 99.1

The foregoing descriptions of the Merger Agreement, the Voting Agreement, the Exchange Agreement and the Letter Agreement are not intended to modify or supplement any factual disclosures about the Company in its public reports filed with the U.S. Securities and Exchange Commission (the “SEC”).  In particular, the Merger Agreement and the related summary thereof are not intended to be, and should not be relied upon as, disclosures regarding any fact and circumstance relating to the Company or any of its subsidiaries or affiliates.  The Merger Agreement contains representations and warranties by the Company, Parent and Acquisition Sub that were made only for purposes of that agreement and as of the specified dates.  The representations, warranties and covenants in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors.  In addition, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures.  Moreover, the descriptions of the Merger Agreement, the Voting Agreement, the Exchange Agreement and the Letter Agreement above do not purport to describe all the terms of such agreements, and are qualified in their entirety by references to the full text of such agreements, copies of which are filed as exhibits to this Current Report on Form 8-K and are incorporated herein by reference.

Additional Information and Where to Find It

In connection with the transaction, the Company will file a proxy statement with the SEC. Stockholders are advised to read the proxy statement when it is available because it will contain important information.  Stockholders will be able to obtain a free copy of the proxy statement when available and other relevant documents filed with the SEC from the SEC’s website at www.sec.gov, from the Company’s website at www.rouseproperties.com or by directing a request by mail to 1114 Avenue of the Americas, Suite 2800, New York, New York 10036.

The Company and certain of its directors and officers may, under the rules of the SEC, be deemed to be “participants” in the solicitation of proxies from its stockholders that will occur in connection with the transaction.  Information concerning the interests of the persons who may be considered “participants” in the solicitation is set forth in the Company’s proxy statements and its Annual Report on Form 10-K previously filed with the SEC and will be set forth in the proxy statement relating to the transaction when the proxy statement becomes available. Copies of these documents can be obtained, without charge, from the SEC’s website at www.sec.gov, from the Company’s website at www.rouseproperties.com or by directing a request to the Company at the address above.

Forward Looking Statements

Certain matters set forth herein are discussed using forward-looking language as specified in the Private Securities Litigation Reform Act of 1995, and, as such, may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statements.  These forward-looking statements may include statements related to the activities of the Special Committee, timing and anticipated completion of the Transactions and other statements that are not purely statements of historical fact. For a description of factors that may cause the Company’s actual results or performance to differ from its forward-looking statements, please review the information under the heading “Risk Factors” included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 and other documents filed by the Company with the Securities and Exchange Commission.

Item 3.03.             Material Modification to Rights of Security Holders.

Pursuant to the Merger Agreement, to create the Series I Preferred Stock issuable in connection with consummation of the Exchange as provided in the Merger Agreement and the Exchange Agreement, on February 25, 2016 the Company amended its Amended and Restated Certificate of Incorporation by filing with the Secretary of State of the State of Delaware a Certificate of Designations of Preferences of Series I Preferred Stock, which certificate is attached hereto as Exhibit 3.1 and incorporated herein by reference in its entirety.

Item 5.03              Amendment to Articles of Incorporation or Bylaws; Change in fiscal Year.

The information provided in Item 3.03 of this Current Report on Form 8-K is incorporated by reference in this Item 5.03 in its entirety.

Item 8.01.             Other Information.

On February 25, 2016, the Company issued a press release announcing its execution of the Merger Agreement. The press release is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference.

Item 9.01.             Financial Statements and Exhibits.

(d)           Exhibits

Exhibit Number	Description

2.1

Agreement and Plan of Merger, dated as of February 25, 2016, by and among Rouse Properties, Inc., BSREP II Retail Pooling LLC, , BSREP II Retail Holdings Corp., and, solely for the purposes specified therein, Brookfield Strategic Real Estate Partners II-A L.P., Brookfield Strategic Real Estate Partners II-A (ER) L.P., Brookfield Strategic Real Estate Partners II-B L.P., Brookfield Strategic Real Estate Partners II-C L.P., Brookfield Strategic Real Estate Partners II-C (ER) L.P., and Brookfield Strategic Real Estate Partners BPY Borrower L.P.

3.1	Certificate of Designations of Preferences of Series I Preferred Stock

10.1	Voting Agreement, dated as of February 25, 2016, by and among Rouse Properties, Inc., and the stockholders specified on Exhibit A thereto.

10.2	Exchange Agreement, dated as of February 25, 2016, by and among Rouse Properties, Inc., the stockholders specified on Exhibit A thereto.

10.3	Letter Agreement, dated February 25, 2016, by and between the Company and Brookfield Asset Management Inc.

99.1	Press Release, dated February 25, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 26, 2016	ROUSE PROPERTIES, INC.

	By:	/s/ Susan Elman
Name: Susan Elman
Title: Executive Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Description

2.1

Agreement and Plan of Merger, dated as of February 25, 2016, by and among Rouse Properties, Inc., BSREP II Retail Pooling LLC, , BSREP II Retail Holdings Corp., and, solely for the purposes specified therein, Brookfield Strategic Real Estate Partners II-A L.P., Brookfield Strategic Real Estate Partners II-A (ER) L.P., Brookfield Strategic Real Estate Partners II-B L.P., Brookfield Strategic Real Estate Partners II-C L.P., Brookfield Strategic Real Estate Partners II-C (ER) L.P., and Brookfield Strategic Real Estate Partners BPY Borrower L.P.

3.1	Certificate of Designations of Preferences of Series I Preferred Stock

10.1	Voting Agreement, dated as of February 25, 2016, by and among Rouse Properties, Inc., and the stockholders specified on Exhibit A thereto.

10.2	Exchange Agreement, dated as of February 25, 2016, by and among Rouse Properties, Inc., the stockholders specified on Exhibit A thereto.

10.3	Letter Agreement, dated February 25, 2016, by and between the Company and Brookfield Asset Management Inc.

99.1	Press Release, dated February 25, 2016.